FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES CONVERSION OF 100% OF ITS SENIOR
SECURED DEBENTURES INTO COMMON STOCK AT $0.80 PER SHARE

COMPANY RECONSTITUTES BOARD OF DIRECTORS AND MANAGEMENT

SAN ANTONIO, TX (January 6, 2011) – EnerJex Resources, Inc. (OTCBB: ENRJ) (“EnerJex”, or the “Company”), a pure-play domestic onshore oil company, announced today that 100% of its remaining Senior Secured Debentures, in the aggregate amount of $2,676,436, have been converted into EnerJex common stock based on a price of $0.80 per share.

EnerJex also announced today that its Chief Executive Officer and entire Board of Directors resigned from the Company effective December 31, 2010. EnerJex is pleased to announce that Robert Watson, Jr. has joined the Company as its Chief Executive Officer and that four new members have been appointed to its Board of Directors including Mr. Watson, James Miller, Lance Helfert and Atticus Lowe.

Mr. Watson co-founded Black Sable Energy, LLC approximately 3 years ago and served as its Chief Executive Officer. During his tenure at Black Sable, Mr. Watson was responsible for the company’s acquisition and development of two grassroots oil projects in South Texas, both of which have been partnered with larger oil and gas companies on a promoted basis. Prior to founding Black Sable, he was a Senior Associate at American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager with $18 billion in capital resources under management. Mr. Watson began his career in the Energy Investment Banking Group at CIBC World Markets and subsequently founded and served as the Managing Partner of Centerra Energy Partners.

Lance Helfert is the President and a co-founder of West Coast Asset Management, Inc., a registered investment advisor with approximately $200 million in assets under management. Prior to founding West Coast Asset Management, he oversaw a $1 billion portfolio at Wilshire Associates and was involved in a full range of financial strategies at M.L. Stern & Co. Mr. Helfert is a co-author of The Entrepreneurial Investor, a book published by John Wiley & Sons, and he has been a featured speaker at the Value Investing Congress in New York and California. Mr. Helfert has also served on the board of directors for Junior Achievement of Southern California and the Tri-Counties Make-A-Wish Foundation.

1600 N.E. Loop 410, Suite 104  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM

James Miller retired in 2002 after serving as the Chief Executive Officer of Utilicorp United, Inc.’s business unit responsible for the company’s electricity generation and electric and natural gas transmission and distribution businesses which served 1.3 million customers in seven mid-continent states. Utilicorp traded on the New York Stock Exchange and the company was renamed Aquila in 2002. In 2007 its electricity assets in northwest Missouri were acquired by Great Plains Energy Incorporated (NYSE: GXP) for $1.7 billion and its natural gas properties and other assets were acquired by Black Hills Corporation (NYSE: BKH) for $940 million. Mr. Miller joined Utilicorp in 1989 through its acquisition of Michigan Gas Utilities, for which he served as the president from 1983 to 1991. Mr. Miller currently serves as Vice Chairman of The Nature Conservancy, Missouri Chapter, for which he has been a Board member for the past 10 years.

Atticus Lowe is the Chief Investment Officer of West Coast Asset Management, Inc., a registered investment advisor that has invested more than $200 million in the oil and gas industry on behalf of its principals and clients during the past 10 years. Mr. Lowe serves as a Director and Chairman of the Audit Committee for a privately held oil and gas company headquartered in Denver, CO with leases covering approximately 180,000 net acres in the DJ Basin. He is a CFA charterholder and a co-author of The Entrepreneurial Investor, a book Published by John Wiley & Sons. Mr. Lowe has also been profiled in Oil and Gas Investor magazine and Value Investor Insight, and he has been a featured speaker at the Value Investing Congress in New York and California.

Management Comments

Mr. Watson commented, “I am excited and eager to join EnerJex and believe the Company’s rich asset base provides an excellent platform from which to aggressively grow oil production and reserves. Going forward, the Company will execute its business plan with a keen focus on operational efficiency, prudent debt levels, and strict cost controls with the ultimate goal of significantly increasing value on a per-share basis.”

About EnerJex Resources, Inc.

EnerJex is a pure-play domestic onshore oil company with assets located in Eastern Kansas and South Texas. The Company’s primary business is to explore, develop, produce and acquire oil properties onshore in the United States. Additional information is available on the Company’s website at www.enerjexresources.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex’s current expectations or forecasts of future events. The statements in this press release regarding the conversion of the senior secured debentures, reconstitution of the board of directors and management, actual and anticipated market conditions, any implied or perceived benefits from the new management, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: the continued production of oil at historical rates; costs of operations; delays, and any other difficulties related to producing oil; the ability of new board of directors and management to efficiently manage the company’s operations; price of oil; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

1600 N.E. Loop 410, Suite 104  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact

Robert Watson, Jr., CEO
EnerJex Resources, Inc.
(210) 451-5545

1600 N.E. Loop 410, Suite 104  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM